Exhibit 10.10

SITE SERVICES AGREEMENT

THIS SITE SERVICES AGREEMENT (this “Agreement”), dated effective as of September 18, 2025 (the “Effective Date”), is by and between, Waaree Solar Americas Inc., a Texas corporation (the “Owner”) whose principal office is located at 2439 Discovery Hills Pkwy, Brookshire, Texas 77423 and Bestwater Industrial Construction, doing business as BW Industrial Construction a Texas corporation (“Contractor”) whose principal office is located at 2825 Wilcrest DR, Suite 421, Houston, TX 77042 Contractor and Owner are sometimes referred to herein collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS:

1.	Owner is engaged in the business of manufacturing solar modules and intends to procure certain services for its solar modules manufacturing facility located at 2439 Discovery Hills PKWY. Brookshire, Texas 77423 (“Project Site”);

2.	The Contractor is engaged in the construction business, and has the experience, expertise, and capacity to perform the Work (as defined below) for the expansion project of Owner’s module manufacturing facility at the Project Site (“Project”); and

3.	Based on the representations made by the Contractor the Owner desires to avail services for the Work at the Project Site in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I. Work Pricing. As further described in this Agreement, Contractor agrees to perform the work and services as described in Attachment 4 (the “Work”) at the Project Site in strict compliance with design finalized by the Owner for the Work and as per the terms of this Agreement. Owner agrees to pay Contractor a price of US Dollars $ 19,837,783.00 (the “Contract Price”) for the Work as per the provisions of this Agreement. Fees for Designing and construction permit fees of US Dollar $690,000.00 and any applicable sales tax are excluded from the Contract Price and shall be reimbursed by Owner to Contractor upon presentation of final approved design including but not limited to relevant invoices, final signed permits as issued by government authorities in the name of Owner and any other document required by the Owner.

The Contract Price shall remain unaffected by fluctuations in labor, material, transportation, energy, or currency exchange rates. Except as expressly provided through a duly executed Change Order, the Contract Price shall constitute total compensation to Contractor for the full and faithful performance of the Work and for all risks, costs, taxes (excluding sales tax if separately mentioned), overhead, profit, and contingencies connected therewith. Contractor expressly waives any right to claim adjustment of the Contract Price due to market escalation, supply chain delays, subcontractor failure, or errors or omissions in its bid or cost estimate.

II. Schedule; Progress Reporting. Contractor will commence the Work within seven (7) days upon receipt of permits and perform the Work in accordance with the schedule and terms set forth in Attachment 2, including any milestone dates therein. Contractor will, on a monthly basis (and at such other times as reasonably requested by Owner) provide Owner with written reports of the progress of the Work. The Contractor’s obligation to mobilize and commence Work shall be contingent upon (i) approval of design for the Work prepared by the Contractor; (ii) procurement of designing and construction permit from governmental authorities by the Contractor; and (iii) receiving a written notice to proceed from the Owner, confirming that the construction site is prepared and available for the Contractor’s access and performance of Work. Any delays arising from the Owner’s failure to provide such notice or to make the site ready shall not be deemed a breach by the Contractor, nor shall the Contractor be liable for any costs, damages, or delays resulting therefrom. It is hereby clarified that Contractor shall mobilize its manpower, material and machinery and commence the Work within seven (7) days from the date of issuance of notice to proceed by Owner as provided in point (iii) above. For any delay in above timeline Contractor shall be liable of Delay Liquidated Damages as per clause 8.1.1 below.

III. Notices: All notices permitted or required to be given under this Agreement shall be in writing and shall be deemed duly given: (a) on the same day when transmitted by electronic mail to the recipient’s e-mail address as set forth below; provided, that the recipient has confirmed its receipt of the email by response email (if such response is not provided by the recipient in three(3) working days from the date of receipt of e-mail then it shall be deemed as duly given), or (b) on the date when delivered, when sent by overnight courier (e.g., FedEx or UPS) or by personal delivery. All notices shall be delivered or sent to the Parties at their respective address(es)shown below or to such other address(es) as a Party may designate by prior written notice given in accordance with this provision to the other Party:

If addressed to Owner

Attention: Mr. Sunil Rathi

Address: 2439 Discovery Hills Parkway, Brookshire, TX 77423

Email:

If addressed to Contractor

Attention: Mr. Bob Sliva

Address: 2825 Wilcrest DR , Suite 421, Houston , TX 77042

Email:

IV. Attachments;. The following documents are set forth as attachments to, and are hereby deemed incorporated and made a part of, this Agreement:

Attachment 1:     Terms and Conditions.

Attachment 2:     Work Schedule.

Attachment 3:     Payment Terms.

Attachment 4:     Scope of Work.

Attachment 5:     Insurance.

(collectively referred to as “Attachments”)

In the event of a conflict among, or within, any provision within this Agreement, then the body of this Agreement shall control over the Attachments, and the Attachments shall be given precedence in the order stated above; provided that, any amendments to this Agreement (including Change Orders) shall be duly signed by both Parties, with those of a later date having precedence over those of an earlier date concerning the same matter.

V. Entire Agreement. This Agreement supersedes any prior agreements between Owner and Contractor in regard to the Work and Project, whether written, oral or otherwise.

VI. Further Cooperation. Each of the Parties shall use commercially reasonable efforts to, from time to time at the request of the other Party, furnish the other Party such further information, execute and deliver such additional documents and instruments, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

VII. Counterparts: Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic or facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any .pdf-format or other electronic or facsimile transmission of any signature of a Party shall be deemed an original and shall bind such Party.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the Effective Date.

Contractor:	Owner:

BW Industrial Construction	Waaree Solar Americas Inc.

By:	By:
Name:	Name:
Title:	Title:

ATTACHMENT 1

TERMS AND
CONDITIONS

1.	WORK AND PRODUCTS.

1.1	The Work is as described in Attachment 4 of this Agreement, and includes all Work expressly included therein and as per the final design approved by the Owner. Contractor acknowledges and agrees it has had an opportunity to review the plans, specifications, drawings, and other materials describing the Work to be completed. Any materials, equipment and/or other goods supplied, provided, installed or constructed by Contractor as part of the Work (if any) shall be referred to herein as “Products.” Contractor shall promptly notify Owner in writing in the event it discovers any nonconformity, error, or omission in the documents describing and/or governing the Work to be performed before the commencement of Work as per clause II. above.

1.2	Contractor acknowledges and agrees that it has carefully examined the Project Site, all available geotechnical data, drawings, and other information, and has satisfied itself as to the conditions to be encountered in performing the Work.

1.3	No claim by Contractor for adjustment of the Contract Price, schedule, or any other relief shall be allowed on the basis of any misunderstanding of the nature or character of the Work, or of the conditions or difficulties to be encountered, except to the limited extent such conditions constitute a verified Force Majeure Event as defined herein.

1.4	The Work shall include all supervision, labor, materials, tools, consumables, plant, temporary facilities, equipment, and services expressly stated in the Work or reasonably inferable therefrom as necessary to complete the Work in compliance with the final design approved by the Owner and all Applicable Laws.

2.	PAYMENTS; LIEN WAIVERS; TAXES; RECORDS.

2.1 Invoicing. Invoicing for Work shall be as set out in Attachment 3. Notwithstanding anything in this Agreement to the contrary, Owner may, without prejudice to any other rights Owner may have, withhold such invoiced amounts from Contractor’s invoices to Owner or withhold all or any portion of any payment due to Contractor for: (a) defective, incomplete or non-conforming Work by Contractor or any of its subcontractors; (b) damage to Owner or Owner’s property to the extent caused in whole or part by the negligence of Contractor, its employees, its subcontractors or its agents; (c) claims filed by third parties for which Contractor has an indemnification obligation toward an Owner Indemnitees under this Agreement; or (d) any other reason permitted under Applicable Laws (as defined hereinbelow).

2.2 Lien Waivers. For any invoice hereunder to be properly payable, and as a condition precedent to payment by the Owner, the Contractor shall provide Owner with proof of lien waivers covering the invoiced amounts, in form and substance acceptable to Owner, from Contractor and any subcontractor, agent, supplier or any third party who has or may claim lien rights in connection with such invoice.

Attachment 1, Page 1

2.3  Payment Terms and Security - All payments shall be milestone-based, tied to measurable progress of the Work, and subject to verification and written certification by the Owner or Owner’s authorized representative and paid within fifteen (15) days of such verification and written certification. As a condition precedent to advance or mobilization payment equivalent to twenty percent (20%) of Contract Price, Contractor shall furnish to Owner an unconditional, irrevocable construction payment bond from a surety company validly existing under the provisions of applicable laws and having rating by S&P or Fitch or equivalent as acceptable to Owner , equal to twenty percent (20%) of the Contract Price ( “Surety Bond”).

Contractor shall, prior to commencement of Work, furnish a separate performance security in the form of an unconditional & irrevocable construction payment bond issued by a surety company from a surety company validly existing under the provisions of applicable laws and having rating by S&P or Fitch or equivalent as acceptable to Owner, equivalent to ten percent (10%) of the Contract Price (“Performance Security”), valid until ninety (90) days after the expiry of the Defect Liability Period.

Owner shall have the right to deduct and retain ten percent (10%) of each invoice as retention money. Five percent (5%) of the retention money to be released upon successful commissioning of the Work and remaining five percent (5%) shall be released 90 days after successful SAT of the Work.

All payments are subject to Owner’s right to set-off against any amounts due from Contractor under this Agreement or any other agreement between the Parties or their affiliates.

Surety company issuing Surety Bond process and pay the claim to the Owner as per applicable laws.

3.	SHIPMENT, DELIVERY AND TITLE.

3.1 Shipment and Delivery. If the Work includes the delivery of Products, Contractor will deliver all Products “Delivery Duty Paid” (DDP) (Incoterms 2020) to the Project Site. Title and risk of loss or damage to Products shall pass to Owner upon completion of such delivery, except to the extent that any damage is caused by the negligence or willful misconduct of Contractor or its employees, subcontractors or agents. Unless otherwise directed by Owner, Contractor may make partial shipments of Products as per the requirements of the Project and in compliance with work schedule provided under Attachment 2.

3.2 Title and Liens. Contractor warrants that title to all Products provided hereunder will be free and clear of all claims, liens, security interests and other encumbrances. Contractor shall promptly pay all costs incurred by Contractor towards its suppliers/vendors/financers/agent or any other part in performing the Work/supply of Products and shall take all actions necessary to (a) avoid the attachment of any liens or charges on Owner’s property, or (b) remove any lien on Owner’s property arising from the Work. If Contractor fails to keep the Project or Owner’s property free from liens, Owner may in its sole discretion take such steps as may be necessary to resolve and remove such liens and Contractor shall within five (5) days of demand reimburse Owner in full or any expenses, costs, payments, and professional & attorneys’ fees which Owner incurs in connection with the same.

Attachment 1, Page 2

4.	SIGNIFICANT OBLIGATIONS AND PROFESSIONAL RESPONSIBILITIES.

4.1 Standards of Performance. Contractor shall perform all Work (a) in a professional, prudent and workmanlike manner that is free from defects, errors and omissions and with the same degree of skill, care, diligence and competence that is utilized by nationally- recognized construction professionals in the same field under the same or similar circumstances; and (b) strictly in accordance with all Applicable Laws, codes, permits and safety precautions, the terms of this Agreement.

4.2 Warranty: Contractor warrants that all Work shall be executed in a good, safe manner, using new materials and equipment of first-class quality, free from defects in design, materials and workmanship. Contractor further warrants that the Work, when completed, shall conform to the specifications set forth in this Agreement and is for the purpose intended by the Owner and shall operate safely and reliably as an integrated system. Without limiting its Defect Liability obligations, Contractor shall warrant the Work for a period of twenty-four (24) months from the date of issuance of the Certificate of Acceptance. Any portion of the Work repaired or replaced during the warranty period shall be warranted for the remainder of the original warranty period commencing upon completion of such remedial work. All warranties shall survive inspection, testing, acceptance, and termination of this Agreement.

4.2 Applicable Laws. Contractor shall comply with all international, national, federal, provincial, state and local laws, decrees, orders, judgements, ordinances, regulations and ordinances (including without limitation those of the Project’s local jurisdiction) including, without limitation, those pertaining to the environment, health, safety, sanitary facilities, waste disposal and other matters applicable to or affecting the performance of the Work that are published and in effect at the time the Work is performed (“Applicable Laws”). Contractor shall ensure that its employees, agents and subcontractors comply with Applicable Laws and any applicable site rules and regulations including those made by Owner while working on the Project Site, provided that Contractor has been notified of such Project Site rules. It is hereby clarified that all sign boards, manuals and directions whether oral or written issued by the Owner shall be deemed to be notified.

4.3 Safety. Contractor shall, and shall ensure that its employees, agents and subcontractors, comply with all OSHA regulations and other federal, state or local safety standards. Contractor shall take all necessary precautions in accordance with prudent industry standards for the safety of all persons and property at, on, or near the Project Site, including but not limited to erecting and maintaining proper safeguards. Any safety incidents, injuries or hazards incurred by or encountered by a Party must be reported immediately to the other Party. Contractor shall comply with all safety requirements imposed by the Owner.

4.4 Non-Interference; Owner Property Damage. Contractor will not, and will ensure that its employees, subcontractors and agents do not, interfere with the ongoing operations of any facility or equipment at the Project Site, except as otherwise approved by Owner or its representative in writing in advance of such interference. Contractor will take all reasonable actions to protect each facility, equipment and all other property of Owner and Owner from damage as a result of its performance of the Work. Contractor shall reimburse Owner and its affiliates for all documented costs and expenses (including property replacement and remediation costs) caused by damage to or loss of Owner or Owner’s property to the extent directly caused by the negligent or willful actions of Contractor, its employees, agents or subcontractors, provided that such liability shall be subject to the limitation of liability provisions in Section 6 and shall not exceed the insurance coverage required under Section 4.8. Contractor will insure all of Contractor’s and its subcontractor’s equipment, tools and devices, and at all times remain responsible for the risk of loss thereof.

Attachment 1, Page 3

4.5 Items Supplied by Owner. Any tools, supplies, equipment, facilities or other items supplied by Owner to Contractor for performance of any Work (“Owner Supplies”) shall be given to Contractor on a temporary basis and returned to Owner upon completion of use by Contractor of such Owner Supplies or as otherwise agreed to by the Parties. Any Owner Supplies provided to Contractor shall be on “AS IS WHERE IS,” basis and Owner makes no representation as to the conditions, suitability for use, freedom from defects or otherwise. The Contractor shall without any delay or demur pay all costs for any damage caused to Owner Supplies by the Contractor, its employees, agents or subcontractors or any of its third parties within seven (7) days from the date the Owner notifies such damage to the Contractor.

4.6 Inspection. Owner and its representative shall have a right to inspect any Products or Work at any time, including while at Contractor’s and/or /its supplier’s/agent’s facilities. If Contractor fails to correct defect highlighted by the Owner or its representative during such inspection in such Product(s) or Work or fails to diligently carry out the Work in accordance with the requirements of this Agreement or if Contractor’s actions otherwise fail to conform to the requirements of this Agreement, then Owner may order Contractor to stop performance of the portion of the Work affected thereby, until the cause of such order has been eliminated at the sole cost of Contractor.

4.7 Removal of Personnel. If at any time during the performance of the Work, any of Contractor’s or its subcontractor’s personnel become, for any reason, unacceptable to Owner, including as a result of such person’s creating an undue risk of a safety hazard at the Project Site, then, upon notice from Owner, Contractor will immediately remove and replace such individual.

4.8 Insurance. The Contractor shall, at its sole expense, procure and maintain the following insurance coverage as provided in Attachment 5 throughout the duration of the Project and until final acceptance of all Work, such insurance shall be primary and non-contributory to any insurance maintained by Owner. Contractor shall furnish certificates of insurance and endorsements evidencing compliance with these requirements prior to commencing Work. The Contractor shall ensure that the name of Owner and its affiliates is reflecting as loss payee/additional insured in such certificates of insurance. Failure to maintain insurance coverage shall constitute a material breach of this Agreement. Builder’s risk insurance shall be obtained by the Owner as per industry norms.

5.	CHANGE ORDERS.

5.1 Change Orders. Except to the extent provided in this Section 5, there shall be no change to the Work, the Contract Price or the Project schedule (Attachment 2), except to the extent provided in a written Change Order signed by both Parties. If the Parties agree to alter the Work, the schedule for the Work or the pricing payable for the Work, they will reduce such agreement in writing into a “Change Order” signed by both Parties, which shall act as an amendment to this Agreement. In the event of conflict between such Change Order and this Agreement, the Change Order shall prevail to the extent provided therein.

Attachment 1, Page 4

5.2 Required Change Orders.

5.2.1 If (i) Contractor’s performance of the Work is delayed or its costs to perform the Work increases as a direct result of the failure of Owner to meet any of its obligations in any material respect under this Agreement when required, and (ii) Contractor has used all commercially reasonable efforts to perform the Work to avoid and mitigate any potential delays to the Project schedule and/or increased costs resulting from such events, including seeking recovery under all applicable insurance policies for damage to Contractor’s tools and equipment, and (iii) Contractor has provided prompt written notice to Owner of such delays or increased costs (in no event more than two (2) business days after Contractor discovers the condition giving rise to the delays or increased costs), then Contractor may request the Owner with justification to issue a Change Order in writing. Owner shall not unreasonably withhold, condition, or delay approval of such request. The request shall be subject to evaluation by Owner or by a mutually agreed third-party expert. Based on the findings of such evaluation, the Owner shall accept or reject such request, providing written reasons for any rejection. In the event the Owner rejects such request and such rejection is determined to be reasonable, the Contractor shall use commercially reasonable efforts to achieve the timelines as provided in Attachment 2 to this Agreement.

No change, addition, omission, or variation in the Work or schedule shall be valid unless agreed in a written Change Order signed by both Parties. Failure to provide timely notice as specified in Section 5.2.1 may limit Contractor’s right to claim additional cost or time to the extent Owner can demonstrate actual prejudice resulting from the delay in notice. Each Change Order shall include detailed cost breakdowns, supporting documentation, and schedule impact analysis. Owner reserves the right to audit Contractor’s records to verify claimed costs. Pending execution of a Change Order, Contractor shall continue diligent performance of all Work without interruption or delay.

5.2.2 Subject to acceptance of Contractor’s request for issuance of Change Order as per Section 5.2.1 by the Owner, the Owner shall issue a Change Order extending the Project schedule and adjusting the Contract Price on an equitable basis as determined by the facts and circumstances evaluated pursuant to Section 5.2.1 to enable Contractor to remedy the effect on Contractor’s ability to perform the Work. Contractor shall, in its written request to Owner for issuance of Change Order under Section 5.2, demonstrate detailed analyses of actual impacts of the given event on the then-current schedule for completion of the Work. In no event will Contractor be entitled to an extension of time under this Section 5.2 to the extent that the performance of the Work for which the extension is sought would have been suspended, delayed or interrupted by the concurrent fault, actions or omissions of Contractor.

6.             LIMITATION OF LIABILITY. Nothing in this Agreement shall limit Contractor’s liability for (a) personal injury or death; (b) property damage; (c) breach of confidentiality; (d) gross negligence, fraud, or willful misconduct; (e) infringement of intellectual property rights; or (f) Contractor’s indemnity and warranty obligations. Each Party’s liability under this Agreement shall in no event exceed the amount of the Contract Price, exclusive of any recoveries available under insurance policies or indemnities, except for liability that cannot be limited under Section 6(a)-(f).

Attachment 1, Page 5

No provision herein shall limit the Owner’s right to recover consequential damage resulting from Contractor’s breach or negligence, delay, defective work failure to meet performance obligations. No provision herein shall limit the Owner’s right to recover consequential damage resulting from Contractor’s breach or negligence, delay, defective work failure to meet performance obligations.

7.	TERMINATION AND SUSPENSION.

7.1 Suspension by Owner. Owner may at any time and from time to time suspend and reinstate the Work without terminating this Agreement, by written notice to Contractor. Any such suspension by Owner shall likewise extend any performance obligations under this Agreement.

7.2 Termination upon Contractor’s Default.

7.2.1 If a Contractor Event of Default (as defined below) occurs, then Owner may, without prejudice to any other right or remedy Owner may have, at any time terminate this Agreement, such termination to become effective immediately upon delivery of notice thereof by Owner to Contractor or at such other time Owner may dictate in its sole discretion. For purposes hereof, a “Contractor Event of Default” will be deemed to have occurred if: (a) Contractor breaches any of the material terms of this Agreement and fails to cure such breach within thirty (30) days or any such time as agreed by the Owner, after receipt of written notice from Owner specifying the breach; (b) bankruptcy or insolvency proceedings are initiated against the Contractor, makes a general assignment for the benefit of its creditors, has a trustee or receiver appointed for its property, or files a petition to take advantage of any debtor’s act; (c) Contractor’s failure to timely pay its subcontractors and suppliers engaged for the Project; (d) the Contractor has reached the maximum cap for Delay Liquidated Damages or Shortfall Liquidated Damages specified under this Agreement; (e) The Contractor is found to have engaged in any corrupt, fraudulent, collusive, coercive, or obstructive practice in connection with this Agreement or (d) when it becomes reasonably apparent based on objective evidence that Contractor will not be able to complete the Project or the Work as per Attachment 2 due to Contractor’s material breaches of this Agreement, and Contractor has failed to provide a reasonable remediation plan within seven (7) days of written notice from Owner.

7.2.2 In the event of any termination pursuant to Section 7.2.1, Owner may, at its option, complete the terminated Work by whatever method Owner may deem expedient and, to the extent of documented costs incurred by the Owner in completing such Work, Contractor shall pay to Owner within forty-five (45) days after Contractor’s receipt of a detailed invoice with supporting documentation for the same, provided that Contractor shall have the right to dispute any such charges in good faith. Owner’s rights and Contractor’s obligations under this Section 7.2.2 shall be in addition to any other remedies that Owner may have against Contractor under law or in equity and shall survive termination.

7.3 Surviving Obligations. Termination of this Agreement (a) shall not relieve the Parties of any obligation hereunder which expressly or by implication survives such termination and (b) subject to any provision of this Agreement expressly limiting the liability of either Party, shall not relieve either Party of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination.

Attachment 1, Page 6

7.4 Termination for Convenience

7.4.1 Owner may terminate this Agreement, in whole or in part, for its convenience by providing at least thirty (30) days’ prior written notice to Contractor, except in cases of Contractor’s material breach or safety violations where immediate termination may be warranted.

7.4.2 Upon receipt of such notice, Contractor shall immediately cease performance, protect and preserve all Work, materials, and equipment, and take such actions as Owner may direct.

7.4.3 Owner shall pay Contractor the reasonable value of Work properly performed and accepted as of the termination date, less all previous payments and any damages, offsets, or costs incurred by Owner. No payment shall be made for lost profits, unperformed Work, or anticipated overhead.

7.4.4 All materials, designs, and partially completed Work for which Owner has made payment shall vest in and become the property of Owner upon termination. Owner shall have all rights to use any designs or intellectual property developed specifically for this Project and necessary to complete the Work.

Owner shall pay to the Contractor for all the verified value of Work properly executed and accepted, as of the date of effective termination date under this clause, after deducting all prior payments and shall not be liable for loss of profit, consequential damages or unperformed work.

8.            Liquidated Damages. The Parties further irrevocably agree that the Contractor shall pay following liquidated damages:

8.1.1. if the Contractor fails to comply with the Project schedule provided in Attachment 2 or commencement of Work as provided in clause II above, then the Contractor shall pay delay liquidated damages at the rate of one percent (1%) of the total Contract Price for each full week or part of delay caused by Contractor, subject to a cap of ten percent (10%) of the total Contract Price (“Delay Liquidated Damages”).

8.1.2. In the event the Work for which Contractor has used procured and used machinery and material on its own fails to achieve the agreed Key Performance Indicators (“KPIs”) as set forth in Attachment 4 , the Contractor shall be liable to pay the Owner liquidated damages at the rate of one percent (1%) of the total Contract Price for each percentage point of shortfall against the agreed KPIs, subject to a cap of ten percent (10%) of the total Contract Price (“Shortfall Liquidated Damages”).

8.1.3 The Parties agree that it would be impractical or extremely difficult to determine the actual damages resulting from any delay in completion of Work as per Project schedule -and that the Delay Liquidated Damages and Shortfall Liquidated Damages (collectively “Liquidated Damages”) represent a reasonable effort by the Parties to estimate a fair compensation for such damages, and these damages are a genuine pre-estimate of losses likely to be suffered by the Owner and not a penalty.

Liquidated Damages shall become due at the end of each week of delay and may be deducted directly from any amounts payable to the Contractor.

Attachment 1, Page 7

8.1.4 The Contractor further irrevocably agrees that the Liquidated Damages provided herein shall be payable after written notice and a reasonable opportunity to cure any KPI shortfall within maximum within thirty (30) days, as such damages are a reasonable pre-estimate of actual loss and do not constitute a penalty under Texas law without requiring any proof of actual loss from the Owner. The Contractor shall be liable to the Owner as debt for such amounts (as grossed up), which may be recovered by:

●	Deducting from payments due to the Contractor under this Agreement or under any other agreement with the Contractor and/or its affiliates;

●	Issuing invoices for payment; or

●	Drawing upon available Surety Bond and Performance Security.

Payment of such Liquidated Damages shall not relieve Contractor from completing its remaining obligations under this Agreement. Any other breaches or defaults not specifically covered by the Liquidated Damages provisions in Sections 8.1.1 and 8.1.2, Owner retains its rights and remedies available under this Agreement and applicable law, provided that Owner may not recover duplicative damages for the same event under multiple theories of liability.

8.2 Cumulative Liquidated Damages

8.2.1 The Delay Liquidated Damages and Shortfall Liquidated Damages specified herein shall be cumulative and independent, and payment of one shall not preclude recovery of the other.

8.2.2 Payment of Liquidated Damages shall not limit Owner’s right to recover actual damages resulting from Contractor’s breach, default, or negligence.

9.	Site Acceptance Test (SAT).

9.1. Following the completion of Work the Contractor shall perform commissioning and performance tests in accordance with the acceptance criteria set forth in Attachment 4, to the Owner’s satisfaction, in strict accordance with the technical specifications provided in Attachment 4 along with approved design and design & construction permit for the Work. Successful completion of SAT in accordance with the acceptance criteria set forth in Attachment 4 is a condition precedent to issuance of the acceptance certificate by Owner for the Work (“Certificate of Acceptance”). Owner shall not unreasonably withhold, condition, or delay issuance of the Certificate of Acceptance if the Work meets such acceptance criteria. SAT and training shall not apply to Owner provided equipment.

9.2 If the Work fails to meet SAT criteria, the Owner may instruct the Contractor to:

1.	Correct or replace any non-conforming Work at no additional cost; and

2.	Re-perform the SAT(s) following such corrective actions.

9.3 If the Contractor fails to complete construction, installation, testing and commissioning, or corrective actions as per this Agreement after receiving written notice and a reasonable opportunity to cure (not less than fifteen (15) days), the Owner may engage third parties to complete such scope. All documented costs and expenses directly attributable to such completion shall be payable by the Contractor within thirty (30) days of receipt of itemized invoices with supporting documentation.

Attachment 1, Page 8

9.4 Upon successful SAT, or if the Owner elects not to conduct a SAT, the Owner shall endeavor to issue within fifteen (15) business days of completion of installation, testing and SAT and training issue the Certificate of Acceptance. In an event the Owner elects not to conduct a SAT, such act of Owner shall not relieve the Contractor from any obligations under Defect Liability Period provided under Section 10 below or any other obligation to ensure performance of such Product as per Technical Specifications.

10.	Defect Liability Period

10.1 The “Defect Liability Period” or “DLP” shall mean a continuous period of twelve (12) months commencing from the date of issuance of the Certificate of Acceptance by the Owner.

10.2 Upon occurrence or any defect, deficiency, shortcoming, underperformance, malfunction, or damage in the Product/Work or any part thereof that arises during the DLP, the Owner at its sole discretion can direct the Contractor at Contractor’s sole cost, risk, and expense to make good, repair, reperform, replace, or rectify, the same.

10.3 The Contractor shall respond to any notice by Owner regarding occurrence of any defect within twenty-four (24) hours of receipt and commence rectification immediately, any failure of Contractor to respond within such timeline shall be deemed as acceptance of such defect by the Contractor and shall entitle Owner to proceed with remedial action at Contractor’s expense. All rectification shall be completed within a reasonable period, not exceeding fifteen (15) days, unless otherwise directed by the Owner.

10.4 If the Contractor fails to remedy the defect within the stipulated time, the Owner may, without prejudice to any other rights, carry out such rectification either by itself or through any third party, at the sole cost and risk of the Contractor. All such costs, including administrative overheads, shall be recoverable from the Contractor or from any amounts due or payable under this Agreement, or by making a claim against the Performance Security, provided that the Owner has first provided written notice to the Contractor of the defect and the estimated costs to be incurred, the Contractor has been given a reasonable opportunity to cure the defect or dispute the necessity of Owner’s self-help remediation, and Owner has obtained Contractor’s prior written consent or a final determination through the dispute resolution procedures that Contractor’s failure to remedy was unreasonable. The Contractor shall ensure continued availability of spare parts, consumables, and technical support for the Product(s) during and beyond the DLP.

10.5.	Owner’s Rights and Remedies:

10.5.1 The Owner’s good faith determination regarding the existence, cause, and nature of any defect shall be binding on the Contractor, provided that Contractor may dispute such determination through the dispute resolution procedures set forth in this Agreement if Contractor reasonably believes the determination is incorrect.

Attachment 1, Page 9

10.5.2 The Owner shall not be obliged to provide immediate access or facilities to the Contractor if the defect has caused an imminent threat to life or substantial property damage requiring emergency response or regulatory risk; in such cases, the Owner may proceed with rectification independently. at the sole cost of the Contractor.

10.5.3 The Owner may withhold payment proportionate to the estimated cost of unremedied defects or draw upon the Performance Security if the Contractor fails to perform its material obligations during the DLP after written notice and reasonable opportunity to cure. In the event the Performance Security is drawn by the Owner, then the Contractor shall replenish the Performance Security within ten (10) business days to the extent of the draw. Without prejudice to any other rights Owner may have against Contractor, failure of Contractor to replenish the Performance Security within such timeframe shall entitle Owner to withhold from future payments (but not payments already earned and due) an amount equal to the unreplenished portion until such time as the Performance Security is restored, provided that Owner provides written notice of such withholding and the specific amount to be withheld.

10.6 The Contractor shall remain fully responsible for obtaining and maintaining all necessary statutory approvals, permits, and clearances from relevant authorities, and any loss of validity or non-compliance discovered during the DLP shall be deemed a defect to be rectified by the Contractor at its sole cost.

10.7. Survival of Contractor’s Obligations

(a)	The Contractor’s obligations under this Section shall survive the expiration or termination of this Agreement to the extent necessary for rectifying defects notified before such expiration or termination.

(b)	The obligations under this clause shall be in addition to and not in derogation of any warranties or guarantees available under law or under this Agreement.

(c)	Nothing contained herein shall limit or prejudice the Owner’s right to claim compensation for direct and consequential losses or damages resulting from defects caused by Contractor’s breach of warranty, subject to the limitations of liability set forth elsewhere in this Agreement.

11.	Force Majeure

11.1. If the Contractor believes that an event constituting a Force Majeure Event has occurred that has or will prevent or delay the performance of its obligations under this Agreement, then it shall give the written notice within ten (10) business days describing the alleged Force Majeure Event (the “Force Majeure Notice”) the Owner. The Force Majeure Notice shall be given to the Owner as per clause III (Notices) above.

Attachment 1, Page 10

11.2 Within fifteen (15) Business Days after delivery of the Force Majeure Notice, the Contractor shall, to the extent known or ascertainable:

(a)	specify the length of the delay occasioned by, and the additional costs incurred by reason of, such Force Majeure Event;

(b)	describe the particulars of the cause and nature of the Force Majeure Event;

(c)	provide evidence of the occurrence of such Force Majeure Event; and

(d)	provide its plans for the remedy of the Force Majeure Event.

11.3 At all times after the Force Majeure Notice, the Contractor shall continue to furnish bi- weekly reports with respect thereto during the continuation of the Force Majeure Event notifying the Owner of (i) the steps which have been taken to remedy the Force Majeure Event and (ii) the expected remaining duration of its inability to perform hereunder.

11.4 Definition of Force Majeure Event

As used herein, “Force Majeure Event” means acts of God, natural disasters (wildfires, earthquakes, tornadoes, lightning, floods, hurricanes), epidemics, pandemics, quarantine restrictions, civil disturbances, riots, insurrection, war, military invasion, acts of terrorism, government actions, embargoes.

11.6 Exclusions from Force Majeure

For clarity, Force Majeure Events shall not include, and no relief shall be granted for, any of the following circumstances:

(a)	shortages of labor, materials, or equipment;

(b)	Contractor’s failure to secure financing, credit, or working capital;

(c)	increases in the cost of raw materials, labor, transport, duties, tariffs, or taxes;

(d)	any inability or failure to pay amounts due under this Agreement;

(e)	any delay or failure attributable to the gross negligence, willful misconduct, or breach of contract by Contractor; or

(f)	delays or defaults of any of Contractor’s sub-contractors, agents or third parties.

11.7 No relief shall be granted unless the Force Majeure Event prevents performance of critical path activities and Contractor demonstrates that the event could not reasonably have been avoided or mitigated by prudent industry practice.

11.8 Contractor shall use commercially reasonable efforts to overcome the effects of the Force Majeure Event, including procuring alternate suppliers, labor, or transportation, and shall resume performance immediately upon cessation of such event.

11.9 Delays by subcontractors, suppliers, or transportation providers shall not constitute Force Majeure unless the same arises directly from a qualifying event affecting Contractor.

Attachment 1, Page 11

12.	NON-DISCLOSURE COVENANTS.

12.1 Confidential Information. The “Confidential Information” of a Party means non-public, proprietary, confidential and competitively sensitive data, documents, materials, and other information relating to such Party or such Party’s business, whether or not marked or designated as “confidential” relating to the disclosing Party or its affiliates, in each case, that are directly or indirectly disclosed by the disclosing Party or its representatives to the receiving Party or its representatives in connection with the transactions contemplated under this Agreement. Confidential Information shall not include such information: (a) has been or becomes generally available to the public other than as a result of a disclosure by the receiving Party in violation of this Article; (b) was already known by the receiving Party on a non-confidential basis prior to its disclosure hereunder; (c) has been or becomes available to the receiving Party on a non- confidential basis when the source of such availability is entitled, to the best of the receiving Party’s knowledge, to make such disclosure to the receiving Party; or (d) is or was developed by or for the receiving Party independently of and without reference to information disclosed to the receiving Party hereunder. Without limiting the foregoing, Owner’s Confidential Information shall include without limitation this Agreement and all information that Contractor comes to learn about the Project, the Project Site and business during the course of performing the Work.

12.2 Non-Disclosure of Confidential Information. Each Party agrees that, except as provided in this Section 12.2, it will not, without the express prior written consent of the other Party, disclose to any other person or entity the Confidential Information of the other Party. A receiving Party may disclose the disclosing Party’s Confidential Information to those of the receiving Party’s affiliates, associates, vendors, subcontractors, employees, agents, advisors and consultants, but only to the extent that such personnel reasonably need to know such information in connection with such Party’s performance of its obligations under this Agreement (or, in Owner’s case, as necessary in connection with the operation or maintenance of its facility). The receiving Party will be responsible for any disclosures by such parties that are in violation of the restrictions set forth in this Section 12.2. Further, either Party may disclose such information as must be disclosed pursuant to requirements of law or valid legal process; provided that the Party making such disclosure shall promptly notify the disclosing Party in advance of any such disclosure and reasonably cooperate (at the disclosing Party’s expense) in attempt to maintain the confidentiality of the Confidential Information.

12.3 Term of Non-Disclosure Covenant. Notwithstanding any expiration or earlier termination of this Agreement, a receiving Party’s obligations under this Article 12 will survive the expiration or termination of this Agreement for five(5) year.

All drawings, designs, calculations, reports, models, software, permits and other data generated by Contractor in connection with the Work shall be and remain the sole and exclusive property of Owner. Contractor shall not use such information for any purpose other than performance of the Work.

13.	STATUS OF THE PARTIES AND CONTRACTOR’S PERSONNEL.

13.1 Contractor is an independent contractor, and neither Contractor nor anyone employed or retained by Contractor shall be deemed for any purpose to be the employee, agent, servant, or representative of Owner in the performance of the Work hereunder. Owner shall have no direction or control of Contractor or Contractor’s employees and agents, except as to the results to be obtained with respect to the Work. Owner has the right to issue instructions and directions on all matters concerning the results of the Work and Contractor shall comply with such instructions and directions to the extent they are consistent with this Agreement, applicable laws, and safe construction practices. Contractor shall promptly notify Owner if Contractor believes such instructions and directions conflict with or violate the terms of this Agreement, applicable laws, or create unsafe conditions, and shall not be required to comply with such instructions until the conflict is resolved. Any instructions that constitute changes to the scope of Work shall be processed as Change Orders in accordance with the terms of this Agreement.

Attachment 1, Page 12

13.2 CERTAIN PRINCIPLES OF INTERPRETATION. Interpretation of this Agreement shall be governed by the following rules of construction: (a) unless otherwise specified, words defined in the singular shall have the corresponding meaning in the plural and vice versa, and words importing one gender shall include the other gender; (b) the words “including”, “includes” and “include” and words of similar import shall be deemed to be followed in each instance by the words “without limitation” unless otherwise specified; (c) references to articles, sections (or subdivisions of sections), appendices, exhibits or schedules shall be to articles, sections (or subdivisions of sections), appendices, exhibits or schedules of or to this Agreement unless otherwise specified; (d) the headings contained in this Agreement shall be for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (e) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement as a whole, including the appendices, exhibits and schedules hereto, and not to any particular section or clause, unless expressly so limited; (f) references to “$” shall mean U.S. Dollars; (g) where provision is made for agreement or the giving of notice, approval or consent by any Party, such agreement, notice, approval or consent must be in writing unless otherwise specified; and (h) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or burdening any Party by virtue of the authorship of any of the provisions herein.

14.	INDEMNITY

14.1 Contractor shall defend, indemnify, and hold harmless Owner, its affiliates, officers, directors, employees, and agents (“Owner Indemnitees”) from and against any and all claims, demands, suits, losses, damages, liabilities, penalties, fines, costs, and expenses (including attorneys’ fees and expert costs) arising out of or in connection with:

(a)	any breach of this Agreement by Contractor;

(b)	personal injury, death, or property damage arising from Contractor’s acts or omissions;

(c)	failure to comply with Applicable Laws; or

(d)	the negligence, recklessness, or willful misconduct of Contractor, its subcontractors, or suppliers.

14.2 This indemnity obligation shall survive termination or expiration of this Agreement and shall not be limited by the insurance coverage maintained by Contractor.

Attachment 1, Page 13

15.	MISCELLANEOUS.

15.1 Documents. All documents including drawings and specifications prepared or furnished by Contractor, its employees, subcontractors or agents pursuant to this Agreement shall be the property of Owner.

15.2 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any conflict of law principles that would require the application of the laws of another jurisdiction. The Parties shall endeavor to resolve all disputes arising out of or in connection with this Agreement through good-faith negotiations. If any dispute is not resolved within thirty (30) days, either Party may submit the dispute to final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Construction Industry Arbitration Rules. The arbitration shall take place in Houston, Texas before a panel of three arbitrators experienced in

U.S. construction law. The arbitral award shall be final and binding, and judgment on the award may be entered in any court having jurisdiction. The Parties waive any right to trial by jury or to appeal on the merits of the arbitral decision except as permitted under the Federal Arbitration Act.

15.4 Assignment. A Party shall not assign or transfer, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other Party.

15.5 No Partnership. Contractor and Owner are each independent of the other and nothing in this Agreement is intended, or shall be deemed, to create a partnership, association, trust, franchise, employment relationship or joint venture of the Parties.

15.6 Waiver. No Party shall be deemed to have waived any provision of this Agreement unless such waiver shall be in writing and signed by an authorized representative of such Party. Electronic mail shall not be considered a “writing” for purposes of this Section.

REMAINING PAGE INTENTIONALLY LEFT BLANK

Attachment 1, Page 14

ATTACHMENT 2

WORK SCHEDULE

(attached separately)

Attachment 2, Page 1

ATTACHMENT 3

PAYMENT TERMS

All payments shall be milestone-based, tied to measurable progress of the Work, and subject to verification and written certification by the Owner or Owner’s authorized representative and paid within fifteen (15) days of such verification and written certification. As a condition precedent to advance or mobilization payment equivalent to twenty percent (20%) of Contract Price, Contractor shall furnish to Owner an unconditional, irrevocable construction payment bond from a surety company validly existing under the provisions of applicable laws and having rating by S&P or Fitch or equivalent as acceptable to Owner , equal to twenty percent (20%) of the Contract Price ( “Surety Bond”).

Contractor shall, prior to commencement of Work, furnish a separate performance security in the form of an unconditional & irrevocable construction payment bond issued by a surety company from a surety company validly existing under the provisions of applicable laws and having rating by S&P or Fitch or equivalent as acceptable to Owner, equivalent to ten percent (10%) of the Contract Price (“Performance Security”), valid until ninety (90) days after the expiry of the Defect Liability Period.

Owner shall have the right to deduct and retain ten percent (10%) of each invoice as retention money. Five percent (5%) of the retention money to be released upon successful commissioning of the Work and remaining five percent (5%) shall be released 90 days after successful SAT of the Work.

All payments are subject to Owner’s right to set-off against any amounts due from Contractor under this Agreement or any other agreement between the Parties or their affiliates.

Surety company issuing Surety Bond process and pay the claim to the Owner as per applicable laws.

Attachment 3, Page 1

Attachment 4 - Technical Scope Redacted

Detailed technical scope, equipment lists, system descriptions, and execution-specific project content on this attachment page have been withheld.

This page has been replaced in the redacted version to prevent disclosure of non-public project technical details.

Redacted version prepared for external regulatory sharing

Attachment 4 - Scope Modifications Redacted

Detailed room-by-room scope changes, engineering/design support content, and technical coordination details on this attachment page have been withheld.

This page has been replaced in the redacted version to prevent disclosure of non-public project technical details.

Redacted version prepared for external regulatory sharing

Attachment 4 - Drawing / Layout Redacted

Project layout, drawing, plan, and other technical visual content on this attachment page have been withheld.

This page has been replaced in the redacted version to prevent disclosure of non-public project technical details.

Redacted version prepared for external regulatory sharing